Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 18, 2009 (the “Effective Date”), by and between Peter T. Bulger (“Seller”) and U.S. Home Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, Seller is the record and beneficial owner of 204,345 shares of the common stock, $0.001 par value per share, of the Company (the “Subject Shares”), as evidenced by the list of stock certificates set forth in Schedule A attached hereto, issued in the name of Seller (collectively the “Certificates”); and

WHEREAS, Seller wishes to sell, assign and transfer to Company and the Company wishes to purchase and acquire from Seller the Subject Shares, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sale of the Subject Shares.

(a) Sale/Purchase. Upon the terms and conditions set forth in this Agreement, Seller hereby sells, assigns and transfers the Subject Shares to the Company, free and clear of any and all claims, liens (including liens for taxes), mortgages, security interests, pledges, leases, options, rights of first refusal or first offer, charges and other encumbrances, and the Company hereby purchases the Subject Shares from Seller.

(b) Purchase Price. Subject to the terms of this Agreement and in reliance on the representations and warranties of the Seller, the Company hereby purchases the Subject Shares from Seller, and in full consideration therefor, the Company shall pay to Seller $459,776.25 for the Subject Shares or $2.25 per share, (the “Purchase Price”), which shall be paid to Seller in accordance with Section 1(d).

(c) Deliveries of Seller. Contemporaneously with the execution of this Agreement and the delivery of the Purchase Price to Seller by the Company, Seller shall deliver or cause to be delivered to the Company the Certificates, in their original form, duly endorsed with signatures guaranteed by an “Eligible Guarantor Institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which shall represent all the Subject Shares.

(d) Deliveries of the Company. Contemporaneously with the execution of this Agreement, the Company shall deliver the Purchase Price to Seller by wire transfer of immediately available funds (or such other form of payment as may be mutually acceptable to the Company and Seller) to the account or accounts set forth in written instructions from Seller to the Company on the date hereof.

1	Peter Bulger Stock Purchase Agreement

2. Representations and Warranties of Seller. Seller hereby represents and warrants to the Company that:

(a) Authority. Seller has the absolute and unrestricted power and authority to execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and general principles of equity.

(b) Title. Seller has good and indefeasible title to the Subject Shares, free and clear of any claims, liens (including liens for taxes), mortgages, security interests, pledges, leases, options, rights of first refusal or first offer, charges and other encumbrances. Other than this Agreement, there are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Subject Shares.

(c) Capitalization. The Subject Shares represent all of the outstanding shares of the capital stock of the Company owned, directly or indirectly, by Seller, except for 5,616 shares held in custodian accounts for the children of the Seller.

(d) No Litigation. There are no actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to the knowledge of Seller, threatened which seek to delay or enjoin the consummation of the transactions contemplated hereby.

(e) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or breach, or otherwise constitute or give rise to a default under, the terms or provisions of any contract, commitment or other obligation to which Seller, or to the knowledge of Seller, the Company, is a party; (ii) create or result in the creation of any encumbrance or lien on any of the Subject Stock; (iii) result in a violation by Seller or the Company of any applicable legal requirement; or (iv) otherwise constitute an event which, with notice, lapse of time, or both, would result in any of the foregoing.

(f) Taxes. Seller has been fully advised by Seller’s own advisors as to, and fully understands and accepts, the legal, tax and economic aspects of the consummation of the transactions contemplated by this Agreement.

(g) Disclosure. Seller acknowledges that he has received and reviewed Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report for the three month period ended March 31, 2009 on Form 10-Q.

3. Consents. Seller and the Company shall use their reasonable efforts to obtain the consent, approval or authorization of, or make any declaration or filing with, any governmental authority or other persons or entities as required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4. Further Assurances. Seller agrees to execute and deliver from time to time at the request of the Company and without further consideration, such additional instruments of conveyance and transfer, and

2	Peter Bulger Stock Purchase Agreement

to take such other actions and execute and deliver such other documents, certifications and further assurances as the Company may reasonably require, in order to carry out the transactions contemplated by this Agreement.

5. Miscellaneous.

(a) (i) Taxes; Expenses. Any federal or state income taxes or any sales, use of similar transfer taxes, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Subject Shares to the Company shall be the responsibility of, and paid by, Seller. Each of the parties hereto shall bear its own fees and expenses in connection with the purchase and sale of the Subject Shares and the other transactions contemplated by this Agreement.

(ii) No Brokers. Seller and the Company each represent to the other that neither it nor any of its respective affiliates have employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or expenses related thereto in connection with the negotiation, execution or consummation of this Agreement or any of the transactions contemplated hereby and respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its affiliates.

(b) Notices. All notices, consents, waivers, and other communications under this Agreement must be writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	U.S. Home Systems, Inc. 405 State Highway121 Bypass, Building A Suite 250 Lewisville, Texas 75067 Attn: Richard B. Goodner

If to the Executive:	Peter T. Bulger 3100 Harvard Ct. Plano, Texas 75093

(c) Waiver. Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, no waiver of any provision of this Agreement shall be effective unless in writing and signed by the waiving party.

(d) Entire Agreement; Amendment. This Agreement sets forth the full and complete agreement of the parties with respect to the subject matter hereof, and the parties hereby warrant and agree that there have been no promises, obligations or undertakings, oral or written, other than those set forth in this Agreement. This Agreement may not be amended except by a written agreement executed by all of the parties.

3	Peter Bulger Stock Purchase Agreement

(e) Successors and Assigns; Third Parties. Neither party may assign this Agreement, or any of such party’s rights or obligations hereunder, without the prior written consent of the other party. Subject to the preceding sentence of this Section 5(e), this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties hereto. Any purported assignment in violation of this Section 5(e) shall be void for all purposes. Nothing expressed or referred to in this Agreement shall be construed to give any person or entity other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision hereof. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns.

(f) Severability. In the event any provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted by applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision of this Agreement.

(g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the internal laws of the State of Texas, without reference to principles of conflict of laws or choice of laws.

(h) Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation hereof. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

(j) Joinder by Spouse. By her execution hereof, Susan Bulger, Seller’s spouse, hereby acknowledges and agrees that: (i) she is fully aware of, understands and fully consents and agrees to the consummation of the transactions contemplated by this Agreement, including, without limitation, the sale and transfer of the Subject Shares to the Company for the consideration set forth herein; and (ii) this Agreement shall be binding on her and any community property interest she may otherwise have with respect to the Subject Shares.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

4	Peter Bulger Stock Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the Effective Date.

COMPANY

U.S. HOME SYSTEMS, INC

By:	/s/ Murray H. Gross
Murray H. Gross
Chief Executive Officer

SELLER

By:	/s/ Peter T. Bulger
Peter T. Bulger

The undersigned spouse of Seller hereby executes this Agreement for purposes of Section 5(j).

/s/ Susan Bulger
Susan Bulger

Signature Page to Bulger Stock Purchase Agreement

Schedule A

To

Stock Purchase Agreement

Schedule of shares of common stock owned by Peter T. Bulger:

Certificate Number	Number of Shares
4344-8	2,000
4274-7	1,818
4403-2	3,165
4277-0	1,817
4343-0	4,000
4146-7	137,909
4215-0	50,000
4275-4	1,818
4276-2	1,818

Total	204,345

6